Our Strength

         Our Foundation

                                       Our People

Filed pursuant to Rule 433

Registration Statement No. 333-151820

August 13, 2008

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this presentation, as well as oral statements made by the
Company or its officers, directors or employees, may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the
“Exchange Act”).  Such forward-looking statements are based on Management’s beliefs, current expectations, estimates and projections about the financial services industry, the economy and about the Company and the Bank in general.  The words “expect,” “anticipate,”
“intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements.  Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements.

WGNB Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents WGNB Corp. has filed with the SEC for more complete information about WGNB Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, the prospectus relating to this offering is available by visiting our website at www.wgnb.com and clicking on the Investor Relations tab.

H. B. “Rocky” Lipham, III

            Chief Executive Officer, Director

Randall F. Eaves

            President, Director

Steven J. Haack

            Chief Financial Officer

Robert M. Gordy, Jr.

            Chief Credit Officer

WGNB Corp. - Introduction

The Directors, Executive Officers and their related parties of WGNB
Corp. and its banking subsidiary, First National Bank of Georgia, have committed to purchase $8.0 million, or 27% of the offering.

Rights Offering Overview

Conversion price of $8.00 per share

38% of fully diluted ownership

Shareholder has the option to convert in 3 years

Convertible at WGNB’s discretion in 5 years

Conversion adjustment (12 months)

Conversion Features:

9%; payable quarterly as declared by the Board of Directors
($0.72 annual dividend)

Dividends:

$8.00 per share

$30,000,000

Offering Price:

Total Capital Raise:

3,750,000

Shares Offered:

Series A Non-Cumulative, Convertible Preferred Stock

Instrument:

Rights Offering Overview

Accepting non-binding commitments until completion of rights offering

New Investors:

Additional shares available to shareholders prior to new investors

Over-
subscription:

Example: 1,000 shares/1.6154 = 619 shares under rights (no
fractional shares)

Rights Offering:

June 30, 2008

Record Date:

August 29, 2008 - rights offering

October 31, 2008 - total offering

Timing: (subject
to extension)

Offering Rationale

Operating flexibility

Continue to aggressively manage non-performing
assets while remaining well capitalized

Regulatory environment

For 60 + years of operation:
Strong Capital = Strong Bank

Our History

GREAT PLACE TO WORK

+ EXCEPTIONAL SERVICE

+ OPERATIONAL QUALITY

+ SERVICE TO OUR COMMUNITY

+ INTEGRITY IN ALL THAT WE DO

= LONG-TERM SHAREHOLDER VALUE

Our History of Strong Financial Performance

9.24%

14.97%

Average Annual ROAE

0.81%

1.42%

Average Annual ROAA

FY 1997 – FY 2007

7.98%

4.37%

ROAE

0.74%

0.41%

ROAA

FY 2007

9.39%

16.03%

Average Annual ROAE

0.82%

1.52%

Average Annual ROAA

FY 1997 -  FY 2006

Southeast Peers

Median

WGNB

Consists of 50 publicly-traded Southeast commercial banks with total assets < $5 billion as of June 30, 2008 and traded on a major exchange; for purposes of this analysis the Southeast consists of AL, GA, NC, SC & TN

Market dictated easy credit, low rates

Home ownership reached 74% vs 60% -
65% historically

Unsustainable demand contributed to excess
inventory

The speed and severity of the downturn

What happened in 2007?

First National Bank of Georgia did not
participate in sub-prime lending

Non-performing Assets

Defined: Non-accrual loans – Foreclosed
property – 90 days past due

Secured by property

Additional collateral

Fair market value process

1.

Updated appraisals

2.

Market research

3.

Adjusted for selling costs and absorption rate

$39.6
$56.1
$29.5
$2.8
$47.3
$112.9
$64.1
$330.4
Non-Accrual - CA&D
Foreclosed Property - CA&D
90 days past due - CA&D
Performing but Classified CA&D
Performing - CA&D
Commercial - Non Real Estate
Real Estate Mortgage
Consumer

WGNB BANK HOLDING COMPANY

Loan Portfolio Plus Foreclosed Property

Total Loans Plus Foreclosed Property = $682.6 million

As of June 30, 2008

Proforma Regulatory Capital Ratios

6.00%

12.51%

8.28%

Tier 1 Capital to Risk Based Assets

$25.9 million

$(3.2 million)

Total Capital to Risk Based Assets

$45.0 million

$15.6 million

Tier 1 Capital to Risk Based Assets

$40.6 million

$12.4 million

Tier 1 Leverage Ratio

Excess Capital in $

10.00%

13.76%

9.53%

Total Capital to Risk Based Assets

5.00%

9.43%

6.40%

Tier 1 Leverage Ratio

Minimum
Regulatory
Well
Capitalized

Proforma
June 30,
2008 with
$30 million

As of June
30, 2008

WGNB Corp.

HARALSON COUNTY
Buchanan
Tallapoosa
Bremen
Temple
Villa Rica
Chapel Hill Road
Douglasville
DOUGLAS COUNTY
CARROLL COUNTY
Carrollton
Bowdon
Atlanta
COWETA COUNTY
Newnan
ATM Locations
First National Bank Branch/ATM
Loan Production Office

WGNB BANK HOLDING COMPANY

Franchise Value

Strong core deposits

Good credit quality in $547
million of loan portfolio

Number 1 deposit share in
west Georgia

Experienced Management &
Directors

In growth’s path…..

Branch network

Post merger efficiencies

Core Earnings

1.02%

Return on core earnings

$4,614

Core earnings

2,072

Income tax effect

6,686

Core earnings before tax

848

REO expense

1,732

Charged-off interest

8,850

Loan loss provision

($4,744)

Net loss before tax 6/30/08

Franchise Value: Potential Upside

Proforma Common Share Price

$19.84

$14.72

$11.68

16 x P/E multiple

$17.36

$12.88

$10.22

14 x P/E multiple

$14.88

$11.04

$8.76

12 x P/E multiple

$1.24

$0.92

$0.73

Earnings per share (9,807,594 shares)

$12,150,000

$9,000,000

$7,200,000

Proforma Earnings

1.35%

1.00%

0.80%

Return on Average Assets

$900,000,000

$900,000,000

$ 900,000,000

Total Assets

Strategy

Enhance capital position

Maintain strong liquidity position

Diversify loan portfolio

Proactively and aggressively identify and
resolve problem loans

Disposition strategy

Be creative

Franchise examination

1.

Compensation – management / directors

2.

Branch / division profitability

Next Steps

Shareholders - complete your rights certificate
and send  your wire/check (August 29, 2008)

New investors – now accepting non-binding
subscription agreements – no check/wire until
rights offering is closed

If you have questions

1.

Registrar and Transfer Company Customer Service

2.

Call the Bank